Exhibit 4.2

FORM OF REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into as of             , 2012, by and between Carrols Restaurant Group, Inc., a Delaware corporation (the “Company”) and Burger King Corporation, a Florida corporation (the “Investor”).

WHEREAS, the Company, Carrols, LLC and the Investor have entered into that certain Asset Purchase Agreement, dated as of March 23, 2012 (as may be amended from time to time, the “Purchase Agreement”), providing for, among other things, the acquisition by the Company of certain assets of the Investor in exchange for, among other things, the issuance by the Company to the Investor of 100 shares of newly-designated Series A Convertible Preferred Stock, par value $.01, of the Company (the “Preferred Stock”); and

WHEREAS, as a condition to its obligations to close the transactions contemplated by the Purchase Agreement, the Investor has required that the Company enter into this Agreement in order to grant certain registration rights to the Investor.

NOW, THEREFORE, the Company and the Investor hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms shall have the meanings indicated below:

(a) “Adverse Disclosure” means, in the good faith determination of the Board, material undisclosed circumstances or developments with respect to which the disclosure that would be required in a Registration Statement would be premature and would have an adverse effect on the Company.

(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c) “Agreement” has the meaning set forth in the preamble to this Agreement.

(d) “Approved Block Trade” means a block sale or non-marketed underwritten offering of Registrable Securities (i) for a sales price per share of no less than 90% of the average closing price of the Common Stock on the NASDAQ Global Market for the five trading days ending immediately prior to such sale or offering (excluding any commissions paid in connection with such block sale or offering) and (ii) for not less than 300,000 shares of Common Stock, in the case of each of clauses (i) and (ii), in a bid process effected through an underwriter.

(e) “Board” means the board of directors of the Company.

(f) “Commission” means the United States Securities and Exchange Commission.

(g) “Common Stock” means the common stock, par value $.01, of the Company.

(h) “Company” has the meaning set forth in the preamble to this Agreement.

(i) “Company Indemnified Party” has the meaning set forth in Section 10(a) of this Agreement.

(j) “Demand Registration” has the meaning set forth in Section 3(a) of this Agreement.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(l) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

(m) “Inspectors” has the meaning set forth in Section 7(i) of this Agreement.

(n) “Investor” has the meaning set forth in the preamble to this Agreement.

(o) “Investor Indemnified Party” has the meaning set forth in Section 10(b) of this Agreement.

(p) “Jefferies Investors” has the meaning set forth in Section 13(a) of this Agreement.

(q) “Management Investors” has the meaning set forth in Section 13(a) of this Agreement.

(r) “Person” means any individual, partnership, corporation, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(s) “Piggyback Registration” has the meaning set forth in Section 4(a) of this Agreement.

(t) “Preferred Stock” has the meaning set forth in the preamble to this Agreement.

(u) “Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any Prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference in such Prospectus.

(v) “Purchase Agreement” has the meaning set forth in the preamble to this Agreement.

(w) “Records” has the meaning set forth in Section 7(i) of this Agreement.

(x) “Registrable Securities” means, at any time, all of the shares of Common Stock issued or issuable to the Investor upon conversion of any shares of Preferred Stock and any shares of Common Stock issued or issuable to the Investor with respect to such shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a Registration Statement covering such securities has been declared effective by the Commission and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities may be sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act are met without volume limitations or other restrictions on transfer thereunder, (iii) such securities shall have ceased to be outstanding or (iv) such securities are no longer owned by Investor or issuable upon conversion to Investor.

(y) “registered” and “registration” means a registration effected pursuant to an effective Registration Statement under the Securities Act.

(z) “Registration Statement” means any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement, together with the Prospectus, any amendment and/or supplement to such Registration Statement (including any post-effective amendment), all exhibits to such registration statement, and all materials incorporated by reference in such registration statement.

(aa) “Rule 144” means Rule 144 promulgated under the Securities Act, or any successor or complementary rule thereto.

(bb) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(cc) “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities, in each case not customarily paid by the issuers of securities and all expenses of Investors’ legal counsel in connection with such sale.

(dd) “Shelf Offering” has the meaning set forth in Section 3(a) of this Agreement.

(ee) “Shelf Period” has the meaning set forth in Section 2(b) of this Agreement.

(ff) “Shelf Registration Statement” means a Registration Statement in connection with a Shelf Offering.

(gg) “Underwritten Offering” has the meaning set forth in Section 3(a) of this Agreement.

2. S-3 Shelf Registration.

(a) Filing. At any time after the 36 month anniversary of the date of the closing of the Purchase Agreement, to the extent that the Company is eligible to register the resale of shares on Form S-3; then upon the written request of the Investor, the Company shall file, as promptly as practicable thereafter, with the Commission a Shelf Registration Statement on Form S-3 relating to the offer and sale of an amount of Registrable Securities requested by the Investor; provided, however, that, unless consented to by the Company, each such request must cover at least 30% of the Registrable Securities then held by the Investor. The Company shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act (unless it becomes effective automatically upon filing). The Company shall not be required to effect more than one (1) Shelf Registration pursuant to this Section 2.

(b) Continued Effectiveness. Subject to the permitted Suspension Periods set forth in Section 7(h) hereof, the Company shall use its reasonable best efforts to keep such Shelf Registration Statement (or a replacement Shelf Registration Statement) continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by the Investor until the earlier of (i) the date as of which all Registrable Securities covered by such Shelf Registration Statement have been sold and (ii) the date as of which the Investor is permitted to sell its Registrable Securities without Registration pursuant to Rule 144 without volume limitations or other restrictions on transfer thereunder (such period of effectiveness, the “Shelf Period”).

3. Demand Registration.

(a) Subject to the limitations contained in this Section 3, at any time following the 30 month anniversary of the date of the closing of the Purchase Agreement, the Investor may at any time and from time to time request that the Company register for sale all or any of its Registrable Securities under the Securities Act in connection with an Underwritten Offering by sending the Company a written request setting forth such request and specifying the number of Registrable Securities required to be registered and the intended method of disposition (any such registration being referred to herein as a “Demand Registration”); provided that the minimum number of Registrable Securities to be registered on behalf of the Investor in any Demand Registration must be equal to at least (i) 33.3% of the Registrable Securities held by Investor (on an as converted basis) on the date hereof. For the avoidance of doubt, the Investor’s right to Demand Registration includes, without limitation, the right to require registration of an underwritten public offering of Registrable Securities (an “Underwritten Offering”) or the right to require the filing of a preliminary and final prospectus supplement to the extent that a Shelf

Registration Statement is then effective. However, the registration of shares of Common Stock pursuant to any continuous offering of Registrable Securities pursuant to Rule 415 promulgated under the Securities Act (a “Shelf Offering”) shall be governed by Section 2 hereof.

(b) Subject to the limitations contained in this Section 3, upon the receipt by the Company of a written request for a Demand Registration pursuant to Section 3(a), the Company shall cause a Registration Statement on Form S-3 (or, if the Company is not then eligible to register the Shares for resale on Form S-3, on another appropriate form in accordance with the Securities Act) to be filed within sixty (60) days after the date on which the initial request is given (provided, however, that no filing of a Demand Registration shall be made earlier than the 36 month anniversary of the date of the closing of the Purchase Agreement) and shall use its reasonable best efforts to cause such Registration Statement to be declared effective by the Commission as soon as practicable thereafter covering all of the Registrable Securities requested to be registered in the Demand Registration. The Company shall not be required to effect more than three (3) Demand Registrations pursuant to this Section 3. Any registration initiated as a Demand Registration pursuant to Section 3(a) shall not count as a Demand Registration unless and until the Registration Statement with respect to such registration shall have become effective.

(c) The Company shall not be obligated to effect any Demand Registration within one-hundred eighty (180) days after the effective date of a previous Demand Registration or a previous registration in which the Investor was given Piggyback Registration rights. The Company may postpone the filing or effectiveness of a Registration Statement for a Demand Registration (i) for up to ninety (90) days if the Company, in good faith, determines that such Demand Registration would reasonably be expected to result in an Adverse Disclosure or (ii) for up to ninety (90) days, if the Company, in good faith, intends to conduct a primary offering of Common Stock within ninety (90) days of the proposed Demand Registration; provided, that in such event the Investor shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all registration expenses in connection with such registration.

(d) The Investor may withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Registration Statement. Upon receipt of notice from the Investor to such effect, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement and such registration shall nonetheless be deemed a Demand Registration hereunder unless the withdrawal is made after a material adverse change to the Company or after notice of a postponement based on an Adverse Disclosure pursuant to Section 3(c).

(e) In the case of any Demand Registration that relates to an Underwritten Offering, the Investor shall select the investment banking firms as the Investor and Company may mutually agree to act as the managing underwriter or underwriters in connection with such Underwritten Offering.

4. Piggyback Registration.

(a) Whenever the Company proposes to register any shares of its Common Stock under the Securities Act (other than (i) a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable, or (ii) a Registration Statement on Form S-4, S-8 or any successor form thereto or another form not available for registering the Registrable Securities for sale to the public), whether for its own account or for the account of one or more stockholders of the Company, the Company shall give prompt written notice (in any event no later than thirty (30) days prior to the filing of such Registration Statement) to the Investor of its intention to effect such a registration and, subject to Section 4(b) and Section 4(c), shall include in such registration all Registrable Securities requested to be included by the Investor within fifteen (15) days after the Company’s notice (a “Piggyback Registration”). The Investor may withdraw all or any part of its Registrable Securities from a Piggyback Registration at any time. For the avoidance of doubt, no registration of Registrable Securities effected pursuant to a request under this Section 4 shall be deemed to have been effected pursuant to Section 3 of this Agreement or shall relieve the Company of its obligations under Section 3. The Company may postpone for up to one-hundred twenty (120) days the filing or effectiveness of a Piggyback Registration if the Company in good faith determines that such Piggyback Registration would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its Subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization or similar transaction.

(b) If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company and the Investor (if the Investor has elected to include Registrable Securities in such Piggyback Registration) in writing that in its opinion the number of shares of Common Stock proposed to be included in such registration, including all Registrable Securities and all other shares of Common Stock proposed to be included in such underwritten offering, exceeds the number of shares of Common Stock which can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration would adversely affect the marketability of such offering, the Company shall include in such registration (i) first, the number of shares of Common Stock that the Company proposes to sell; (ii) second, the number of shares of Common Stock requested to be included by any stockholder having registration rights with priority over the registration rights of the Investor; (iii) third, the number of shares of Common Stock requested to be included therein by the Investor; and (iv) fourth, the number of shares of Common Stock requested to be included therein by holders of Common Stock (other than the Investors and the Jefferies Investors and the Management Investors), allocated among such holders in such manner as they may agree.

(c) If any Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company, the Company shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

(d) If a Piggyback Registration is initiated as an underwritten offering on behalf of a holder of Common Stock other than the Investor, and the managing underwriter advises the Company in writing that in its opinion the number of shares of Common Stock proposed to be included in such registration, including all Registrable Securities and all other shares of Common Stock proposed to be included in such underwritten offering, exceeds the number of shares of Common Stock which can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration would adversely affect the marketability of such offering, the Company shall include in such registration (i) first, the number of shares of Common Stock requested to be included by any stockholder having registration rights with priority over the registration rights of the Investor; (ii) second, the number of shares of Common Stock requested to be included therein by the Investor; and (iii) third, the number of shares of Common Stock requested to be included therein by holders of Common Stock (other than the Investors and the Jefferies Investors and the Management Investors (as defined in Section 13 of the Agreement)), allocated among such holders in such manner as they may agree.

5. Block Trades.

(a) To the extent that a Shelf Registration Statement is effective, the Investor shall have the right to request that the Company file a prospectus supplement in connection with an Approved Block Trade, and the filing of such prospectus supplement shall not count as a Demand Registration. The Investor and the Company shall equally split the fees of the Company’s independent public accountants, and printing expenses associated with the preparation and distribution of the requested prospectuses and prospectus supplements associated with up to two (2) Approved Block Trades. The Investor shall pay all other costs and expenses associated with an Approved Block Trade, including all of its costs and expenses associated with such sales (including attorney fees of the Investor and applicable stock transfer taxes and underwriting discounts and commissions) provided, however, that the Company shall pay the fees and expenses of its attorneys in connection with such Approved Block Trades. With respect to any additional Approved Block Trades, above the initial two (2), the Investor shall be responsible for all associated costs.

(b) In connection with an Approved Block Trade, to the extent required by the relevant underwriters, the Company shall obtain so-called “comfort letters” from the Company’s independent public accountants, and legal opinions of counsel to the Company addressed to the underwriters and the Commission, in customary form and covering such matters as are customarily covered by such letters and opinions and shall enter into such other agreements, including underwriting agreements in customary form. Delivery of any such opinions or comfort letters shall be subject to the recipient furnishing such written representations or acknowledgements as are customarily provided by underwriters who receive such comfort letters or opinions. In connection with an Approved Block Trade, the Company shall make available for inspection by (i) one authorized representative of the Investor, (ii) any underwriter participating in an Approved Block Trade and (iii) each of their representatives, all financial and other information as shall be reasonably requested by them, and provide such persons the opportunity to discuss the business affairs of the Company with its principal executives and independent public accountants who have certified the audited financial statements included in the Registration Statement in each case as necessary to enable them to exercise their due diligence responsibility under the Securities Act; provided, however, that the information that the Company determines, in good faith, to be confidential shall not be disclosed unless such person signs a confidentiality agreement reasonably satisfactory to the Company. In addition, the Company shall take such other actions as are reasonably required and customary in order to expedite or facilitate an Approved Block Trade.

6. Lock-up Agreements.

(a) The Investor agrees that in connection with any underwritten public offering of the Company’s Common Stock, and upon the request of the managing underwriter in such offering, the Investor shall enter into such customary lock-up agreements as may be requested by the managing underwriter pursuant to which the Investor shall agree to not (i) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership and/or beneficial ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, subject to customary exceptions and provided, that the period of any such lock-up shall not exceed the lesser of (x) the shortest period that any executive officer or director is subjected to and (y) one-hundred eighty (180) days. The Investor agrees to execute and deliver such other customary agreements as may be requested by the Company or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.

(b) Notwithstanding anything to the contrary contained in this Agreement,

(i) the provisions of this Section 6 shall not apply to sales of Registrable Securities to be included in an underwritten offering pursuant to Section 4(a);

(ii) the provisions of this Section 6 shall not apply to the Investor unless all directors and executive officers of the Company are subject to the same restrictions; and

(iii) in the event that the managing underwriter or the Company permit any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any officer, director or holder of greater than five (5)% of the outstanding Common Stock, the Investor shall be released from any lock-up agreement entered into pursuant to this Section 6 to the same extent as such officer, director or holder.

(c) In the case of a registration of Registrable Securities pursuant to Section 3 for an Underwritten Offering, the Company agrees, if requested by the managing underwriter or underwriters, to enter into such customary lock-up agreements as may be requested by the managing underwriter pursuant to which the Company shall agree to not (i) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership and/or beneficial ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, subject to customary exceptions (including the ability to sell shares of common stock pursuant to Form S-4 or Form S-8, pursuant to any employee benefit plan then in effect or pursuant to any other contractual obligations that that the Company may then have), and provided, that the period of any such lock-up shall not exceed the lesser of (x) the shortest period that the Investor is subjected to and (y) one-hundred eighty (180) days. The Company agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. Without limiting the foregoing, if after the date hereof the Company grants any Person (other than the Investor) any rights to demand or participate in a registration, the Company agrees that the agreement with respect thereto shall include such Person’s agreement to comply with any black-out period required by this Section 6(c) as if it were the Company hereunder.

7. Registration Procedures. If and whenever the Investor requests that any Registrable Securities be registered pursuant to the provisions of this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as soon as practicable:

(a) subject to Section 3(c), prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable;

(b) prepare and file with the Commission such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than one-hundred eighty (180) days (or for the Shelf Period in the case of a Shelf Registration), or if earlier, until all of such Registrable Securities have been disposed of, and to comply with the provisions of the Securities Act with respect to the disposition of such Registrable Securities in accordance with the intended methods of disposition set forth in such Registration Statement;

(c) at least five (5) business days before filing such Registration Statement, Prospectus or amendments or supplements thereto, furnish to counsel for the Investor copies of such documents proposed to be filed, which documents shall be subject to the review, comment and approval of such counsel within three (3) business days after receipt thereof with respect to only those sections of the Registration Statement containing information about or provided in writing by or on behalf of the Investor, including, without limitation, the Selling Securityholder section and the Plan of Distribution section (and the Company shall not file any such document to which the Investor reasonably objects);

(d) notify the Investor, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

(e) furnish to the Investor such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto

(in each case including all exhibits and documents incorporated by reference therein) and such other documents as the Investor may request in order to facilitate the disposition of the Registrable Securities;

(f) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as the Investor requests and do any and all other acts and things which may be necessary or advisable to enable the Investor to consummate the disposition of Registrable Securities in such jurisdictions; provided, that the Company shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 7(f);

(g) notify the Investor, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of the Investor, the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(h) notify the Investor with at least two (2) days’ prior written notice, at any time when the continued use of a Registration Statement filed would require the Company to make an Adverse Disclosure and as a result the Company needs to suspend the use of the Registration Statement (each a “Suspension Period”); provided, however, (i) no Suspension Period shall exceed ninety (90) days, (ii) the Company shall not be permitted to have more than two Suspension Periods in any twelve month period and (iii) the aggregate amount of all Suspension Periods in any twenty-four month period shall not exceed one-hundred eighty (180) days. In the case of a suspension, the Investor agrees, promptly upon receipt of the notice, to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities. The Company shall immediately notify the Investor upon the termination of any suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Investor such numbers of copies of the Prospectus as so amended or supplemented as the Investor may reasonably request. The Company agrees, if necessary, to promptly supplement or make amendments to the Registration Statement, if required by the registration form used by the Company for the Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Investor;

(i) make available for inspection by the Investor, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent or representative of the Investor or such underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such Registration Statement;

(j) provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such registration;

(k) use its reasonable best efforts to cause such Registrable Securities to be listed on each securities exchange on which the Common Stock is then listed;

(l) in connection with an underwritten offering, take all such customary actions as the managing underwriter of such offering requests in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making appropriate officers of the Company available to participate in “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities));

(m) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make available to its stockholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder) no later than ninety (90) days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such Registration Statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

(n) furnish to each underwriter, if any, with (i) a legal opinion of the Company’s outside counsel, dated the effective date of such Registration Statement (and, if such registration includes an Underwritten Offering, dated the date of the closing under the underwriting agreement), in form and substance as is customarily given in opinions of a registrant’s counsel to underwriters in underwritten public offerings; and (ii) a “comfort” letter signed by the Company’s independent certified public accountants in form and substance as is customarily given in accountants’ letters to underwriters in Underwritten Offerings;

(o) without limiting Section 7(f) above, use its reasonable best efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Investor to consummate the disposition of such Registrable Securities in accordance with its intended method of distribution thereof;

(p) notify the Investor promptly of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus or for additional information (and provide copies of the relevant documents to the Investor);

(q) advise the Investor, promptly after it shall receive notice or obtain knowledge thereof, of (i) the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued, (ii) any written comments by the Commission or any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus or for additional information (and provide copies of the relevant documents to the Investor) and (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(r) otherwise use its reasonable best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

8. Deemed Underwriter. If any Registration Statement refers to the Investor by name or otherwise as the holder of any securities of the Company and if in its sole and exclusive judgment the Investor is or might be deemed to be an underwriter or a controlling person of the Company, the Investor shall have the right to require (i) the insertion therein of language, in form and substance reasonably satisfactory to the Investor and presented to the Company in writing, to the effect that the holding by the Investor of such securities is not to be construed as a recommendation by the Investor of the investment quality of the Company’s securities covered thereby and that such holding does not imply that the Investor shall assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to the Investor by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to the Investor. In no event shall the Investor be named as an underwriter in any Registration Statement without its prior written consent; provided, however, that if the failure to provide such consent requires, in the reasonable opinion of counsel to the Company, the withdrawal of the Investor’s Registrable Securities from a Demand Registration, then such Registrable Securities shall be so withdrawn, the Company shall cease all efforts to secure effectiveness of such Registration Statement if the Registrable Securities are the only securities covered by such Registration Statement and such Registration Statement shall nonetheless be deemed a Demand Registration hereunder.

9. Expenses. Except as set forth in Section 5, all expenses (other than Selling Expenses) incurred by the Company in complying with its obligations pursuant to this Agreement and in connection with the registration and disposition of Registrable Securities, including, without limitation, all registration and filing fees, underwriting expenses (other than fees, commissions or discounts), expenses of any audits incident to or required by any such registration, and fees and expenses of complying with securities and “blue sky” laws, printing expenses, fees and expenses of the Company’s counsel and accountants shall be paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to this Agreement shall be paid by the Investor. The Company shall pay the reasonable fees and expenses of one counsel for the Investor up to $50,000 in the aggregate for any registration hereunder, subject to the limitations set forth herein.

10. Indemnification.

(a) Indemnification by the Company. In connection with any registration effected under this Agreement, the Company shall indemnify the Investor, each underwriter (if any) of the securities so registered, each of their respective officers, directors, managers, members, partners, stockholders and Affiliates, and each Person who controls any of the foregoing within the meaning of the Securities Act (each a “Company Indemnified Party”)

against any and all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of any material fact contained in any Prospectus, offering circular or other document incident to any registration, qualification or compliance (or in any related Registration Statement, notification or the like) or any omission (or alleged omission) to state therein any material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to any action or inaction required of the Company in connection with any such registration, qualification or compliance, and the Company will promptly reimburse each of the Company Indemnified Parties for any reasonable legal and any other expenses reasonably incurred by them in connection with investigating or defending any such claim, loss, damage, liability or action, whether or not otherwise resulting in liability; provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Company Indemnified Party or its counsel or representative and specifically for use in such Prospectus, offering circular or other document (or related Registration Statement, notification or the like).

(b) Indemnification by the Investor. In connection with any registration effected under this Agreement, the Investor shall indemnify each underwriter (if any) of the securities so registered, the Company, each of their respective officers, directors, managers, members, partners, stockholders and Affiliates, and each Person who controls any of the foregoing within the meaning of the Securities Act (each an “Investor Indemnified Party”) against any and all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of any material fact contained in any Prospectus, offering circular or other document incident to any registration, qualification or compliance (or in any related Registration Statement, notification or the like) or any omission (or alleged omission) to state therein any material fact required to be stated therein or necessary to make the statement therein not misleading, and the Investor will promptly reimburse each Investor Indemnified Party for any reasonable legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, whether or not otherwise resulting in liability; provided, however, that this Section 10(b) shall apply only if (and only to the extent that) such statement or omission was made in reliance upon written information furnished to such underwriter or the Company by the Investor or its counsel or representative specifically for use in such Prospectus, offering circular or other document (or related Registration Statement, notification or the like); and, provided further, that the Investor’s liability hereunder with respect to any particular registration shall be limited to an amount equal to the net proceeds received by the Investor from the Registrable Securities sold by it in such registration.

(c) Indemnification Proceedings. Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 10, such indemnified party shall, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have prejudiced the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense of the claims in any such action that are subject or potentially subject to indemnification hereunder, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after written notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, that if (i) any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (ii) such action seeks an injunction or equitable relief against any indemnified party or involves actual or alleged criminal activity, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party without such indemnified party’s prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim.

(d) Contribution in Lieu of Indemnification. If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of the Investor, to an amount equal to the net proceeds (after deducting underwriting fees, commissions or discounts) actually received by the Investor from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty or liable of fraudulent misrepresentation shall be entitled to contribution from any Person.

11. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which relates to an Underwritten Offering unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided, that in no event shall the Investor be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding the Investor, the Investor’s ownership of its shares of Common Stock to be sold in the offering, the Investor’s intended method of distribution and other customary representations and warranties of selling stockholders) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as is customary for selling stockholders in Underwritten Offerings and as otherwise provided in Section 10. In the case of an Underwritten Offering pursuant to Section 3 above, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by the Investor. In addition, in the case of any Underwritten Offering, each of the Holders may withdraw their request to participate in the registration pursuant to Section 3 or 4 after being advised of such price, underwriting discount and other financial terms and shall not be required to enter into any agreements or documentation that would require otherwise.

12. Rule 144.

The Company shall make publicly available and available to the Investor such information as shall be necessary to enable the Investor to make sales of Registrable Securities pursuant to Rule 144 of the Securities Act. The Company shall cause any restrictive legends and/or stop-transfer orders to be removed or lifted with respect to any Registrable Securities promptly following receipt by the Company from the Investor of a certificate certifying: (i) that the Investor has held such Registrable Securities for the applicable holding period under Rule 144, (ii) that the Investor has not been an affiliate (as defined in Rule 144) of the Company during the ninety (90) days preceding and has complied with all of the requirements of Rule 144 in connection with any such sale of shares and (iii) as to such other matters relating to Rule 144 as the Company or counsel to the Company may request and may be appropriate in accordance with such Rule.

13. Miscellaneous.

(a) Preservation of Rights. The Company is currently a party to the Registration Rights Agreement, dated as of June 16, 2009, by and among the Company, Jefferies Capital Partners IV LP, Jefferies Employee Partners IV LLC and JCP Partners IV LLC (collectively, the “Jefferies Investors”) and the Registration Rights Agreement, dated as of March 27, 1997, by and among the Company, Atlantic Restaurants, Inc., Madison Dearborn Capital Partners, L.P., Madison Dearborn Capital Partners II, L.P., BIB Holdings (Bermuda) Ltd, Alan Vituli, Daniel T. Accordino and Joseph A. Zirkman (Messrs. Vituli, Accordino and Zirkman are collectively referred to as the “Management Investors”). Under such agreements, the Company is permitted to grant rights to other persons to participate in Piggyback Registrations so long as such rights are subordinate to the rights of the Jefferies Investors and the Management Investors with respect to such Piggyback Registrations. The Company shall not (i) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder or the registration rights agreements referred to in this Section 13(a), or (ii) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the Investor in this Agreement or to the Jefferies Investors or the Management Investors in the registration rights agreements referred to in this Section 13(a).

(b) Termination. This Agreement shall terminate and be of no further force or effect when there shall no longer be any Registrable Securities outstanding; provided that the provisions of Section 9 and Section 10 shall survive any such termination.

(c) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at their respective addresses set forth in Section 12.2 of the Purchase Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13(c)).

(d) Entire Agreement. This Agreement, together with the Purchase Agreement and any related exhibits and schedules thereto, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the foregoing, in the event of any conflict between the terms and provisions of this Agreement and those of the Purchase Agreement, the terms and conditions of this Agreement shall control.

(e) Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Investor may not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Company other than to controlled Affiliates of the Investor.

(f) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

(g) Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(h) Amendment, Modification and Waiver. The provisions of this Agreement may only be amended, modified, supplemented or waived with the prior written consent of the Company and the Investor. No waiver by any party or parties shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(i) Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(j) Remedies. The Investor, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company acknowledges that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Company hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(k) Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Florida state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided herein or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

(l) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (i) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13(l).

(m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(n) Further Assurances. The Investor agrees to execute and deliver such other agreements and take all such other acts as may be reasonably requested by the Company or the managing underwriter in any Underwritten Offering that are consistent with the terms of this Agreement or which are reasonably necessary to effect any of the registrations described herein.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CARROLS RESTAURANT GROUP, INC.

By:
Name:
Title:

BURGER KING CORPORATION

By:
Name:
Title:

[Registration Rights Agreement]